EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 31, 2008, accompanying the consolidated financial statements included in the Annual Report of ViewCast.com, Inc. on Form 10-KSB/A for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of ViewCast.com, Inc. on Forms SB-2 No. 333-31947, S-8 No. 333-53159, S-8 No. 333-63799, S-8 No. 333-119104, S-3 No. 333-77923, S-3 No. 333-35662 and S-3 No. 333-40630.
/s/ KBA GROUP LLP
Dallas, Texas
April 29, 2008